SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 25, 2006

ADS MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Utah	000-24778	87-0505222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12758 Cimarron Path, Suite B-128, San Antonio, Texas 78249-3426
(Address of principal executive office)
Issuer's telephone number: (210) 655-6613

Section 1 Registrant's Operations and Business

Item 1.01 Entry into a Material Definitive Agreement

On October 25, 2006, ADS Media Group, Inc., entered into an Amended and Restated Common Stock and Warrant Purchase Agreement to sell stock and warrants to Charter ADS Media, L.P., for $2 million. The amended and restated agreement is filed as Exhibit 3.1 to this report. The transaction is described in Item 3.02 below.

Section 3 Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On October 25, 2006, ADS Media Group, Inc. , sold 15,702,652 shares of our restricted common stock and warrants to purchase an additional 3,140,531 common shares at an exercise price of $0.16 per share to Charter ADS Media, L.P. ("Charter ADS"), for total consideration of $2,000,000. The warrants are exercisable for a period of five years and may be exercised for cash or by tendering a number of warrant shares with current market value sufficient to purchase the number of shares being exercised. The sale was made in reliance on the exemption from the registration provisions of the Securities Act of 1933 (the "Act") contained in Section 4(2) of the Act. The purchaser is an accredited investor within the meaning of Rule 501(a) of Regulation D, promulgated under the Act.

The sale was made pursuant to an Amended and Restated Common Stock and Warrant Purchase Agreement (the "Amended Agreement") which we first entered on June 16, 2006, in connection with a similar sale for $2,000,000 of the same number of our common stock and warrants as we sold to Charter ADS, to Roaring Fork Capital SBIC, L.P. ("Roaring Fork"). Roaring Fork is also a party to the Amended Agreement. After the sale, Charter ADS and Roaring Fork were our two largest shareholders, each owning 32.75% of our outstanding common stock including stock issuable on exercise of their warrants.

In connection with the sale of stock and warrants, an additional 942,159 common shares were issued to a consultant as a consulting fee. These shares were also issued in reliance on the exemption provided by Section 4(2) of the Act.

The Amended Agreement contains the following covenants and requirements for our business and operations:

*

We have agreed to hold an annual meeting of shareholders at which we will expand our board of directors to five members and nominate at least three new independent directors who are acceptable to Roaring Fork.

*

Charter ADS has the right to designate one member to be appointed to our board by the remaining directors within four months of its investment (by February 25, 2007). If Charter ADS elects to designate a board member, it will continue to have the right to designate one board member for so long as it owns at least 10% of our outstanding stock.

*	Roaring Fork has the right, until November 30, 2009, to designate one observer to attend meetings of our board and board committees and receive board and committee meeting materials at our expense.
*

We agreed to submit a proposal to effect a reverse stock split of our capital stock at the next meeting of shareholders. The exact ratio of the reverse split is yet to be determined but will be in a range between one for five and one for ten shares of our capital stock outstanding immediately prior to the reverse split. In June, our directors each delivered irrevocable proxies to Roaring Fork to vote their shares in favor of the reverse stock split. Our directors together with Roaring Fork own enough shares of stock to assure the adoption of the reverse stock split at the shareholders' meeting.

*

We agreed to obtain key man life insurance policies on our two key executives, Clark R. "Dub" Doyal and James D. "Jim" Schell, for $2,000,000 each and to maintain the policies in existence until at least November 30, 2008.

*

We granted the investors under the Amended Agreement a right of first refusal on all future sales of equity securities prior to November 30, 2008, pro rata according to their proportionate ownership of our equity.

*

We agreed not to declare or pay any dividends or distributions on our capital stock prior to November 30, 2008, without the approval of holders of a majority of the stock bought pursuant to the Amended Agreement.

*

We agreed not to issue, to employees or consultants, additional shares of stock or options pursuant to our employee stock option plan in excess of 40% of the shares of common stock outstanding immediately after the final closing of the offering (21,788,994 option shares) prior to November 30, 2008, without the consent of any purchaser of the 2006 investment who, at the time of the issuance, owns at least 10% of our fully diluted common stock. We agreed to issue options to purchase 80% of that authorized option pool (17,431,194 shares) to our two key employees and to reserve the remaining 20% of the option pool (4,357,799 shares) to our remaining employees and consultants.

*

We agreed not to issue any equity security, including debt securities convertible into equity, with rights or preferences senior to our common stock without the approval of holders of a majority of the stock bought pursuant to the Amended Agreement prior to November 30, 2008.

*

We agreed to file one or more registration statements with the SEC to register the securities we sold under the Amended Agreement. The Amended Agreement also provides Charter ADS and Roaring Fork with "piggyback" rights to participate in any future registrations we may file to sell our shares.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Amended and Restated Common Stock and Warrant Purchase Agreement dated June 16, 2006, as amended and restated on October 25, 2006
3.2	Addendum to Restated Common Stock and Warrant Purchase Agreement dated October 25, 2006
3.3	Warrant Agreement dated October 25, 2006
3.4	Non-Statutory Stock Option Agreement between the Company and James D. Schell (June 16, 2006)
3.5	Non-Statutory Stock Option Agreement between the Company and Clark R. Doyal (June 16, 2006)
3.6	Non-Statutory Stock Option Agreement between the Company and James D. Schell (October 25, 2006)
3.7	Non-Statutory Stock Option Agreement between the Company and Clark R. Doyal (October 25, 2006)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADS MEDIA GROUP, INC.

Date: October 25, 2006	/s/ Clark R. Doyal
Clark R. Doyal, Chief Executive Officer